EXHIBIT 10.2

ADDENDUM

TO

SUBSCRIPTION AGREEMENT

1.      Nevada Gold Holdings, Inc. (the “Company”) is presently engaged in a private placement offering (the “Offering”) of shares of the Company’s common stock (the “Shares”), at a purchase price of $0.25 per Share.  You are executing or have previously executed a Subscription Agreement relating to the Offering.

2.      The initial paragraph of the Subscription Agreement provides that the Offering is for a minimum of 1,000,000 Shares (the “Minimum Amount”) and a maximum of 1,600,000 Shares.  The Subscription Agreement is hereby amended to provide that the Minimum Amount is 200,000 Shares.

3.      In the event of any conflict between the provision of this Addendum and the provisions of the Subscription Agreement, the provisions of this Addendum shall control.  Otherwise, the provisions of the Subscription Agreement shall remain in full force and effect.

ACCEPTED AND AGREED:

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Name:
Date: